Exhibit 21.1
Subsidiaries of Omega Financial Corporation

Name of Subsidiary	State or Jurisdiction	Trade Name
	of Incorporation	(if any)
Omega Bank P.O. Box 298 State College, PA 16804	United States	Omega Bank Hollidaysburg Trust Company Penn Central National Bank SunBank Guaranty Bank

Omega Financial Company, LLC 1105 N. Market Street Wilmington, DE 19899	Delaware

Central Pennsylvania Investment Company 1105 N. Market Street Wilmington, DE 19899	Delaware

Omega Insurance Agency, Inc. 366 Walker Drive State College, PA 16801	Pennsylvania

Central Pennsylvania Life Insurance Company 1421 E. Thomas Road Phoenix, AZ 85014	Arizona

Central Pennsylvania Leasing, Inc. 366 Walker Drive State College, PA 16801	Pennsylvania

Central Pennsylvania Real Estate, Inc. 366 Walker Drive State College, PA 16801	Pennsylvania

Bank Capital Services Corporation 34 Route 315 Pittston, PA 18640	Pennsylvania

Sun Investment Services, Inc. Lewisburg, PA	Pennsylvania

Mid-Penn Insurance Associates 51 South Fourth Street Sunbury, PA 17801	Pennsylvania

Sun Bancorp Statutory Trust I c/o US Bank One Federal Street, Third Floor Boston MA 02110	Connecticut

Omega Financial Capital Trust I 366 Walker Drive State College, PA 16801	Delaware

SUBI Services LLC State College, PA	Pennsylvania

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